Exhibit 99.1

AT THE COMPANY	FOR IMMEDIATE RELEASE
Michael J. Howe	November 15, 2006
Executive Vice President, CFO & Treasurer
(561) 994-6015
FORTRESS INVESTMENT GROUP LLC TO ACQUIRE RAILAMERICA, INC.
FOR $16.35 PER SHARE IN AN ALL-CASH TRANSACTION
BOCA RATON, Fla. — November 15 — RailAmerica, Inc. (“RailAmerica”) (NYSE: RRA) announced that it has entered into a definitive merger agreement with an affiliate of Fortress Investment Group LLC (“Fortress”) under which RailAmerica’s shareholders will receive $16.35 in cash for each share of RailAmerica common stock they hold, a 32% premium to the NYSE closing price of $12.38 on November 14, 2006 and a 49% premium to the average closing price over the last 60 trading days. The total value of the transaction, including the refinancing of RailAmerica’s existing debt, is approximately $1.1 billion.
“This transaction offers outstanding value to our shareholders. We view the transaction with Fortress as the best alternative for RailAmerica’s shareholders and are excited about partnering with Fortress going forward” said Charles Swinburn, Chief Executive Officer of RailAmerica.
Wesley R. Edens, CEO of Fortress stated, “Fortress is excited to have the opportunity to invest in the North American rail industry. RailAmerica has assembled a well diversified portfolio of shortline railroads throughout North America and we look forward to working with the management team to grow the company.”
Morgan Stanley & Co. Incorporated acted as financial advisor to RailAmerica in connection with the transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. provided an opinion to the Board of Directors of RailAmerica that the merger consideration is fair to RailAmerica’s shareholders. Holland & Knight LLP acted as legal advisor to RailAmerica and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Fortress.
The merger agreement was unanimously approved by RailAmerica’s full Board of Directors. The closing of the transaction is subject to receipt of regulatory approvals, the approval of the holders of two-thirds of RailAmerica’s outstanding common stock, and other customary conditions. The parties presently anticipate consummating the transaction during the first quarter of 2007. Although the offer is not conditioned upon obtaining financing, debt financing for the transaction has been fully committed by Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. subject to customary closing conditions including completion of definitive documentation. Upon completion of the transaction, RailAmerica will become a privately held company, and its common stock will no longer be publicly traded.
RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 42 railroads operating approximately 7,800 miles in the United States and Canada. The Company is a member of the Russell 2000 Index. Its website may be found at http://www.railamerica.com.

Fortress Investment Group LLC is a global alternative asset manager with approximately $26 billion in assets under management as of September 30, 2006. The firm was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney.
Important Additional Information Will be Filed with the SEC
RailAmerica plans to file with the SEC a proxy statement in connection with the transaction. RailAmerica shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about RailAmerica, Fortress and the proposed transaction. The final proxy statement will be mailed to shareholders of RailAmerica. In addition to the documents described above, RailAmerica files annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by RailAmerica, are available without charge at the SEC’s website at http://www.sec.gov, or at RailAmerica ‘s website at http://www.railamerica.com.
Participants in Solicitation
Neither RailAmerica nor Fortress is currently engaged in a solicitation of proxies from the stockholders of RailAmerica in connection with the proposed transaction. If a proxy solicitation commences, RailAmerica, Fortress and their respective directors and officers and other members of management may be deemed to be participants in such solicitation. Information regarding RailAmerica ‘s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2005, and the proxy statement, dated April 17, 2006, for its 2006 annual meeting of stockholders, which are filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the proposed transaction.
DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, statements relating to RailAmerica’s ability to close the transaction, satisfaction of closing conditions and the timing of the closing of the transaction. Forward-looking statements speak only as of the date the statement was made. RailAmerica assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If RailAmerica does update any forward-looking statement, no inference should be drawn that RailAmerica will make additional updates with respect to that statement or any other forward looking statements. Please refer to the reports that RailAmerica files from time to time with the Securities and Exchange Commission on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause RailAmerica’s actual results to differ from its current expectations and from the forward-looking statements contained in this press release.